Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of August 11, 2026 by and between Yorkville International Capital Sponsor, LLC, a Delaware limited liability company, YA II PN, Ltd, Yorkville Advisors Global, LP, Yorkville Advisors Global II, LLC and Mark Angelo (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13G to report its beneficial ownership of Class A ordinary shares, $0.0001 par value per share, of Yorkville International Capital Corp. Each Party hereto agrees that the Schedule 13G, dated August 11, 2026, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13G and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13G, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: August 11, 2026	Yorkville International Capital Sponsor, LLC

	By:	/s/ Matthew Beckman
Name: Matthew Beckman
Title: Authorized Signatory

Date: August 11, 2026	YA II PN, Ltd

	By:	/s/ Matthew Beckman
Name: Matthew Beckman
Title: Authorized Signatory

Date: August 11, 2026	Yorkville Advisors Global, LP

	By:	/s/ Matthew Beckman
Name: Matthew Beckman
Title: Authorized Signatory

Yorkville Advisors Global II, LLC

	By:	/s/ Matthew Beckman
Name: Matthew Beckman
Title: Authorized Signatory

Date: August 11, 2026	Mark Angelo

	By:	/s/ Mark Angelo